Exhibit 10.1

EXECUTION COPY

SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L.

AS PLEDGOR

AND

CREDIT SUISSE FIRST BOSTON

AS SECURITY AGENT

PLEDGE OVER SHARES

(SENSUS METERING SYSTEMS (LUXCO 4) S.ÀR.L.)

THIS PLEDGE AGREEMENT is made between the parties as listed hereunder on 17 December 2004 and signed for acknowledgement on 17 December 2004.

BETWEEN

(1)	SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L. a company incorporated under the laws of the Grand-Duchy of Luxembourg, with registered office at 12, rue Léon Thyes, L-2636 Luxembourg, registered with the register of commerce and companies under number B 97.481 and with a share capital of 12.500 Euro (the “Pledgor”),

(2)	CREDIT SUISSE FIRST BOSTON in its capacity as European Administrative Agent and European Collateral Agent under the Credit Agreement (the “Security Agent”) as agent for itself and for the Secured Parties (as such term is defined in the Credit Agreement)

AND IN THE PRESENCE OF

(3)	SENSUS METERING SYSTEMS (LUXCO 4) S.ÂR.L, a société à responsabilité limitée incorporated under Luxembourg law with registered office at 12, rue Léon Thyes, L-2636 Luxembourg, registered with the register of commerce and companies under number B 99.815 and with a share capital of 12.500 Euro (the “Company”).

WHEREAS:

(A)	Pursuant to a $ 300,000,000 senior secured credit facilities agreement dated as of December 17, 2003 made between (among others) Sensus Metering Systems Inc. as US borrower, Sensus Metering Systems (Luxco 2) S.àr.l. as European borrower, Sensus Metering Systems (Bermuda 2) Ltd., the lenders named therein and the Security Agent as general administrative agent and U.S. collateral agent and as European administrative agent and European collateral agent for the European lenders (the “Credit Agreement”), the lenders agree to make available a senior facility to the borrowers.

(B)	A European Guarantee Agreement dated as of December 17, 2003 has been entered into between (among others) Sensus Metering Systems (Luxco 2) S.àr.l., Sensus Metering Systems (Bermuda 3) Ltd, Sensus Metering Systems (Luxco 1) S.âr.l, Sensus Metering Systems (Luxco 3) S.âr.l. and the other subsidiaries of Sensus Metering Systems (Luxco 2) S.âr.l, identified therein and Credit Suisse First Boston as European collateral agent as defined therein (the “European Guarantee Agreement”);

(C)	The Pledgor has agreed, for the payment and discharge of and as security for all of the Secured Obligations as defined herein, to enter into this pledge agreement (the “Pledge Agreement”) which the Pledgor declares to be in its best corporate interest.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

In this Pledge Agreement:

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by this Pledge Agreement or by law.

“Event of Default” has the meaning ascribed to such term in the Credit Agreement.

“Finance Documents” means the Credit Agreement and the European Security Documents (as such term is defined in the Credit Agreement as amended, varied modified or supplemented (however fundamentally)) from time to time.

“Collateral” means the Shares and the Related Assets.

“Related Assets” means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, liquidation, bonus, preference, option, substitution, conversion or otherwise) except to the extent these constitute Shares.

“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against any persons having granted security or given a guarantee for the European Obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against these persons under the terms of Article 2028ff. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

“Secured Obligations” means the European Obligations (as such term is defined in the Credit Agreement and the European Guarantee Agreement).

“Secured Parties” means the European Secured Parties (as such term is defined in the Credit Agreement).

“Shares” means all of the shares (“parts sociales”) in the share capital of the Company held by, to the order or on behalf of the Pledgor at any time, including for the avoidance of doubt any shares which shall be issued to the Pledgor from time to time, regardless of the reason of such issuance, whether by way of substitution, replacement, dividend or in addition to the shares held on the date hereof, whether following an exchange, division, free attribution, contribution in kind or in cash or for any other reason (the “Future Shares”), in which case such Future Shares shall immediately be and become subject to the security interest created hereunder and shall be considered “Shares” for all purposes hereunder.

1.1	In this Pledge Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Pledge Agreement, the European Guarantee Agreement and the Credit Agreement) is a reference to such agreement as amended, varied modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.2	Terms defined in the Credit Agreement or the European Guarantee Agreement shall bear the same meaning herein, unless expressly provided to the contrary.

1.3	This Pledge Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Pledge Agreement.

2.	DECLARATION OF PLEDGE (“GAGE SUR PARTS SOCIALES”)

The Pledgor pledges the Collateral in favour of the Security Agent, who accepts, as first-priority security (“gage”) (the “Pledge”) for the due and full payment and discharge of all of the Secured Obligations.

3.	PERFECTION OF PLEDGE

3.1	The Pledgor and the Security Agent request the Company and the Company, by signing hereunder for acceptance, undertakes to promptly register the Pledge in its register of shareholders and to provide to the Security Agent a certified copy of the register of shareholders evidencing such registration.

3.2	The Pledgor shall forthwith, upon execution hereof, deposit with the Security Agent all certificates and documents of title to the Shares, if any.

3.3	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Security Agent to cause any formal steps to be taken by the managers or other officers of the Company for the purpose of perfecting the present Pledge and, for the avoidance of doubt, undertakes to take any such steps itself if so directed by the Security Agent. In particular, should any such steps be required in relation to Future Shares, the Pledgor undertakes to take any such steps promptly upon issuance or receipt of Future Shares, and, where possible, to instruct the Company to take any such steps, without prejudice to the right of the Security Agent pursuant to the first sentence hereof.

4.	VOTING RIGHTS AND DIVIDENDS

4.1	As long as this Pledge Agreement remains in force and until the occurrence of an Event of Default, the Pledgor shall be entitled to receive and apply all Related Assets. Following the occurrence of an Event of Default, the Security Agent shall be entitled to receive and apply all Related Assets.

4.2

Until the occurrence of an Event of Default the Pledgor shall be entitled to exercise all voting rights in relation to the Shares in a manner, which does not adversely affect this Pledge, cause a Default or an Event of Default to occur or vary the rights attaching to or conferred by all or any part of the Collateral or increase in the issued share capital of the Company which in the opinion of the Security Agent would prejudice the value of, or the ability of, the Security Agent to enforce, the Pledge. After the occurrence of an Event of Default, the Pledgor shall not, without the prior written consent of the Security Agent, exercise any voting rights or otherwise in relation to the Shares and undertakes to request such consent in writing.

4.3	The Security Agent shall be entitled, after an Event of Default has occurred, to request the Pledgor to appoint the Security Agent (or any person designed to the Pledgor by the Security Agent) as the Pledgor’s irrevocable proxy to represent the Pledgor at the relevant shareholders’ meeting and exercise the voting rights in any manner the Security Agent deems fit for the purpose of protecting and/or enforcing its rights hereunder. The Pledgor shall do whatever is necessary in order to ensure that the exercise of the voting rights in these circumstances is facilitated and becomes possible for the Security Agent or such other person, including the issuing of a written proxy in any form required under applicable law.

The Pledgor hereby expressly acknowledges that, after the occurrence of an Event of Default, the Security Agent or such other person shall be totally and unconditionally authorised to exercise the voting rights attached to the Shares in any manner necessary or useful for the purposes of ensuring the complete satisfaction of the Secured Obligations and hereby waives each and any claim it may have in this respect, in particular with respect to the liability of the Security Agent or such other person (save for events of wilful misconduct, gross negligence or bad faith).

5.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

5.1	Except with the Security Agent’s prior written consent, and without prejudice to the terms of the Finance Documents, the Pledgor shall not:

5.1.1	assign or dispose of any of its rights, title and interest in the Collateral unless required to do so by law; or

5.1.2	create, grant or permit to exist (a) any encumbrance over or (b) any restriction on the ability to transfer or realise, all or any part of the Collateral other than pursuant to the Finance Documents and pursuant to this Pledge Agreement.

5.2	The Pledgor hereby represents and warrants to the Security Agent that during the subsistence of this Pledge Agreement:

5.2.1	it is, and will be, the sole owner of the Collateral free from any encumbrance, except as created in favour of the Security Agent by this Pledge Agreement;

5.2.2	the Shares represent all of the issued and fully-paid-up share capital of the Company;

5.2.3	the Company has not declared any dividends in respect of the Shares that are still unpaid at the date hereof;

5.2.4	it has not sold or disposed of all or any of its rights, title and interest in the Collateral;

5.2.5	it has, and will have, the necessary power to enable it to enter into and perform its obligations under this Pledge Agreement;

5.2.6	this Pledge Agreement constitutes its legal, valid and binding obligations and, once the Pledge has been perfected in accordance with Clause 3 (Perfection of Pledge), creates an effective first priority security interest over the Collateral in accordance with its terms; and

5.2.7	all necessary authorisations to enable it to enter into this Pledge Agreement have been obtained and are, and will remain, in full force and effect.

5.3	The Pledgor hereby undertakes during the subsistence of this Pledge Agreement that:

5.3.1	it shall cooperate with the Security Agent and sign or cause to be signed all such further documents and take all such further action as the Security Agent may from time to time reasonably request to perfect and protect the Pledge and to carry out the provisions and purposes of this Pledge Agreement;

5.3.2	as shareholder of the Company, it shall act in good faith to maintain and exercise its rights in the Company, and in particular shall not knowingly take any steps nor do anything which could adversely affect the existence of the security interest created hereunder or the value thereof; and

5.3.3	without prejudice to Clause 4 (Voting Rights and Dividends), to inform the Security Agent of any meeting of the shareholders, as well as of the agenda thereof and, in particular, of any intention to increase the share capital of the Company and/or to issue new shares.

6.	POWER OF ATTORNEY

The Pledgor irrevocably appoints the Security Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any share transfer forms and other instruments of transfer) and do all things that the Security Agent may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Pledge Agreement or (b) exercising any of the rights conferred on the Security Agent by this Pledge Agreement or by law, it being understood that the enforcement of the pledge over the Collateral must be carried out as described in Clause 7 (Remedies upon Default) hereunder. The Pledgor shall ratify and confirm all things done and all documents executed by the Security Agent in the exercise of that power of attorney, provided that such powers of attorney shall not be exercisable prior to the occurrence of an Event of Default save for such powers of attorney necessary for the perfection of this Pledge Agreement.

7.	REMEDIES UPON DEFAULT

7.1	Following the occurrence of an Event of Default, if the Secured Obligations are due and payable and remain unpaid then the Security Agent shall be entitled, three (3) business days after the giving of notice of such Event of Default and notice of intention to enforce (which shall constitute a mise en demeure) to the Loan Parties and the Pledgor, either to realise the Collateral in the most favourable manner provided for by Luxembourg law or to request attribution by the competent court, in all cases without prejudice to any rights of appropriation in relation to the Related Assets arising under this Pledge Agreement or any applicable law. The Security Agent shall be entitled to apply the proceeds of the sale in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations.

7.2	In as far as legally required, the Pledgor, as sole shareholder of the Company, has decided on 2004 (substantially in the form of the resolution attached hereto as Schedule 1), that the Security Agent as well as any of its affiliated or group companies (as shown on the then latest consolidated balance sheet) or any successors or assignees of the Security Agent in such capacity, are approved as future shareholder of the Company in case the Security Agent or such other entity buys or acquires or is attributed the Shares in any way (including as the result of public auction).

7.3	The Pledgor further confirms that it has decided (pursuant to the same resolution referred to in Clause 7.2), in as far as legally required, to approve as new shareholders any other person who would acquire the Shares as the result of an enforcement of the Pledge over the Shares, and undertakes, to the extent necessary, to approve any other person as shall be designated by the Security Agent in the future for this purpose in a similar way.

7.4	The Pledgor further undertakes not to revoke, amend or otherwise modify the resolutions referred to in Clauses 7.2 and 7.3 above, except to the extent that such modification has been requested or authorised by the Security Agent.

8.	EFFECTIVENESS OF COLLATERAL

8.1	The Pledge shall be a continuing security interest and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been expressly released by the Security Agent.

8.2	This Pledge shall be discharged by the express release thereof granted by the Security Agent. Such release shall not be unreasonably withheld in the case of valid and final discharge of all Secured Obligations and the termination of the commitments of the European Lenders under the Credit Agreement.

8.3	The Pledge shall be cumulative, in addition to, and independent of every other security which the Security Agent may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in anyway to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Security Agent may now or at any time in the future have in respect of the Secured Obligations.

8.4	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Security Agent or any European Secured Party in perfecting or enforcing any security interest or rights or remedies that the Security Agent or any European Secured Party may now or at any time in the future have from or against the Pledgor or another person.

8.5	No failure on the part of the Security Agent or any European Secured Party to exercise, or delay on its part in exercising, any of its rights under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

8.6	If, at any time, any provision of this Pledge Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Pledge Agreement nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.7	Neither the obligations of the Pledgor contained in this Pledge Agreement nor the rights, powers and remedies conferred upon the Security Agent by this Pledge Agreement or by law, nor the Pledge created hereby shall be discharged, impaired or otherwise affected by:

8.7.1	any amendment to, or any variation, waiver or release of, any Secured Obligation or of the obligations of any European Loan Party under any other Finance Document;

8.7.2	any failure to take, or fully to take, any security contemplated by the Finance Documents or otherwise agreed to be taken in respect of the Secured Obligations;

8.7.3	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

8.7.4	any other act, event or omission which, but for this Clause 8.7, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Pledge Agreement, the rights, powers and remedies conferred upon the Security Agent by this Pledge Agreement, the Pledge or by law.

8.8	For the avoidance of doubt, the Pledgor hereby waives any rights arising for it now or in the future (if any) under Article 2037 of the Luxembourg Civil Code.

8.9	Neither of the Security Agent nor any of its agents shall be liable by reason of (a) taking any action permitted by this Pledge Agreement or (b) any neglect or default in connection with the Collateral or (c) the realisation of all or any part of the Collateral, except in the case of gross negligence, or wilful misconduct or bad faith upon its part.

9.	INDEMNITY

9.1	The Security Agent shall not be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of gross negligence, wilful misconduct or bad faith.

9.2	The Security Agent shall be indemnified in accordance with the provisions of Section 9.05 (Expense; Indemnity) of the Credit Agreement.

10.	RIGHTS OF RECOURSE

10.1	The Pledgor hereby formally waives and renounces to exercise any Rights of Recourse or any other rights it may have against any European Loan Party or any other person in any manner (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrét conservatoire”) or by way of set-off).

10.2	The Pledgor acknowledges that this waiver is of essence for the Security Agent and it is agreed that this Clause shall survive any termination or discharge (namely pursuant to Clause 8.2) of this Pledge Agreement.

11.	PARTIAL ENFORCEMENT

Subject to Clause 7 (Remedies upon Default), the Security Agent shall have the right, upon the occurrence of an Event of Default to request enforcement of all or part of the Collateral in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the security interest/pledge created hereunder over the Collateral as it then shall be (and in particular those Shares which have not been subject to enforcement). The security interest/pledge thereover shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.

12.	COSTS AND EXPENSES

All the Security Agent’s reasonable costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with (a) the execution of this Pledge Agreement or otherwise in relation to it, (b) the perfection or enforcement of the collateral hereby constituted or (c) the exercise of any Collateral Right, shall be reimbursed to the Security Agent in accordance with the provisions of Section 9.05 (Expense; Indemnity) of the Credit Agreement.

13.	CURRENCY CONVERSION

For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may, in its sole discretion, convert any money received, recovered or realised or subject to application by it under this Pledge Agreement from one currency to another, and any such conversion shall be effected at the Security Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

14.	NOTICES

14.1	Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of Section 9.01 (Notices) of the Credit Agreement, provided that any notice to be served on the Security Agent shall be effective only when actually received by the Security Agent, marked for the attention of the department or officer specified by the Security Agent for such purpose.

14.2	The parties hereby expressly agree that the demand to pay referred to under Clause 7 (Remedies upon Default) does not need to be made by registered mail.

15.	SUCCESSORS

15.1	This Pledge Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Security Agent, and references to the Security Agent shall be deemed to include any assignee or successor in title of the Security Agent and any person who, under any applicable law, has assumed the rights and obligations of the Security Agent hereunder or to which under such laws the same have been transferred or novated or assigned in any manner. To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor hereby gives power of attorney to the Security Agent to make any notifications and/or to require any required registrations to be made in the register of shareholders of the Company, or to take any other steps, and undertakes to do so himself if so requested by the Security Agent.

15.2	For the purpose of Article 1278 of the Luxembourg Civil Code, to the extent required under applicable law and without prejudice to any other terms hereof or of any other Finance Document and in particular Clause 15.1 hereof, the Security Agent hereby expressly reserves and the Pledgor agrees to the preservation of this Pledge and the security interest created thereunder in case of assignment, novation, amendment or any other transfer of the Secured Obligations or any other rights arising for it under the Finance Documents, or in case of a change of any of the Secured Parties by way of novation, assignment or amendment under any of the Finance Documents, which shall thus continue to benefit from the Pledge.

16.	AMENDMENTS

This Pledge Agreement may not be amended, modified or waived except by agreement in writing between the Pledgor and the Security Agent.

17.	LAW AND JURISDICTION

17.1	This Pledge Agreement shall be governed by Luxembourg law and the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

17.2	To the extent that the Pledgor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgement or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Pledgor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction

IN WITNESS WHEREOF this Pledge Agreement bas been duly executed by the parties in three (3) originals.

The Security Agent

CREDIT SUISSE FIRST BOSTON, acting through its London branch

By:	/s/ Garrett Lynskey
Name:	Garrett Lynskey
Title:	Director

Date: [ ] 2004

By:	/s/ Kamlesh Vara
Name:	Kamlesh Vara
Title:	Director

Date: [ ] 2004

The Pledgor

SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L

By:
Name:
Title:

Date: 2004

By signing hereunder for acceptance, the Company acknowledges and accepts the existence of this Pledge Agreement and security interest created hereunder over the Pledged Portfolio for the purposes of Article 114 of the Luxembourg Code of Commerce, takes notice of the terms thereof, undertakes to duly register forthwith this Pledge in its register of shareholders and to provide the Security Agent with a certified copy of the register, evidencing the registration of the present pledge on the date hereof.

The Security Agent

CREDIT SUISSE FIRST BOSTON, acting through its London branch

By:
Name:
Title:

Date: 2004

By:
Name:
Title:

Date: 2004

The Pledgor

SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L

By:	SIGNATURE APPEARS HERE
Name:
Title:

Date: 2004

By signing hereunder for acceptance, the Company acknowledges and accepts the existence of this Pledge Agreement and security interest created hereunder over the Pledged Portfolio for the purposes of Article 114 of the Luxembourg Code of Commerce, takes notice of the terms thereof, undertakes to duly register forthwith this Pledge in its register of shareholders and to provide the Security Agent with a certified copy of the register, evidencing the registration of the present pledge on the date hereof.

The Company
SENSUS METERING SYSTEMS (LUXCO 4) S.ÀR.L
By:	SIGNATURE APPEARS HERE
Name:
Title:

Date: 2004

SCHEDULE 1

SHAREHOLDERS’ RESOLUTION DATED [•]

SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L, a company organised and existing under the laws of the Grand-Duchy of Luxembourg,

(the “Shareholder”),

acting in its capacity as sole shareholders of SENSUS METERING SYSTEMS (LUXCO 4) S.ÀR.L a limited liability company (“société â responsabilité limitée”), with registered office at 12, rue Léon Thyes, L-2636 Luxembourg, registered with the register of commerce and companies under number B 99.815 and with a share capital of 12.500 Euro (the “Company”), after having duly considered the pledge agreement (“gage”) (the “Pledge Agreement”) entered into by the Shareholder in respect of the shares (“parts sociales”) held by it in the Company (the “Shares”), the Shareholder took the following resolutions:

Resolutions:

1.	that, CREDIT SUISSE FIRST BOSTON in its capacity as Security Agent (as defined in the Pledge Agreement), as well as any of its affiliated or group companies (as shown on the then latest consolidated balance sheet) or any successors or assignees of the Security Agent in such capacity, are approved as shareholders of the Company in case the Security Agent or such other entity buys or acquires or is attributed the Shares in any way (including as the result of a public auction).

2.	in addition, to approve as new shareholder any other person who would acquire the Shares as the result of an enforcement of the pledge over the Shares.

By: SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L

By:	SIGNATURE APPEARS HERE
Name:
Title: